10f-3 REPORT

                        TRAVELERS SEREIS TRUST
                        QUALITY BOND PORTFOLIO

                 January 1, 2004 through June 30, 2004

                    Trade                                Purchase   % of
Issuer              Date     Selling Dealer Principal  Price     Issue(1)

ALcan Aluminum,   12/3/2003 Morgan Stanley $1,700,000  $98.807    0.44%A
  Bonds, 6.125% due
  12/15/33

Bunge Ltd. Fin.   12/10/2003  JPMorgan    1,700,000  99.867     0.66B
  Corp, Notes
  4.375% due 12/15/08


Lehman Brothers  2/18/2004 Lehman Brothers  1,300,000   99.642    0.33C
  Hldg Inc., Notes
  4.800% due 3/13/14

Wyeth, Notes,     12/11/2003  JPMorgan   2,200,000    99.804     0.19D
  5.500% due 2/1/14


International    4/19/2004 Wachovia Capital 500,000   99.925    0.67E
  Speedway Corp., Notes
 5.400% due 4/15/14







 (1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the offering.

A-Includes purchases of$1,600,000 by other affiliated mutual funds and discretionary accounts.
B-Includes purchases of$1,600,000 by other affiliated mutual funds and discretionary accounts.
C-Includes purchases of$1,200,000 by other affiliated mutual funds and discretionary accounts.
D-Includes purchases of$1,200,000 by other affiliated mutual funds and discretionary accounts.
E-Includes purchases of$500,000 by other affiliated mutual funds and discretionary accounts.